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      FORM 4
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[ ]  Check this box if no longer subject to
     Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


       Filed pursuant to Section 16 (a) of the Securites Exchange Act of
        1934, Section 17 (a) of the Public Utility Holding Company Act of
          1935 or Section 30 (f) of the Investment Company Act of 1940
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
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1.  Name and Address of Reporting Person 2.  Issuer Name and Tickler or Trading Symbol   6.  Relationship of Reporting Person(s)
    Cox,       Michael          W.                      Q-Med, Inc. (QEKG)                     to Issuer (Check all applicable)
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  (Last)      (First)        (Middle)    3.  I.R.S. Identification  4.  Statement for      [X] Director          [ ] 10% Owner
                                              Number of Reporting        Month/Year        [X] Officer (give     [ ] Other (specify
     100 Metro Park South, 3rd Floor          Person, if an entity         Aug-01              title below)               below)
-----------------------------------------     (voulantary)                                          President
            (Street)                                                ----------------------------------------------------------------
                                                                    5.  If Amendment,     7.  Individual or Joint/Group Filing
Laurence Harbor,     NJ       08878                                     Date of Original      (Check Applicable Line)
-----------------------------------------                                (Month/Year)      [X] Form filed by One Reporting Person
  (City)           (State)     (Zip)                                                       [ ] Form filed by More than One Reporting
                                                                                               Person
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
                      Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security         2.  Trans-  3.  Transaction 4.  Securities Acquired (A) 5.  Amount of      6.  Owner- 7.  Nature
     (Instr. 3)                   action      Code            or Disposed of (D)          Securities         ship       of Indirect
                                  Date        (Instr. 8)      (Instr. 3, 4, and 5)        Beneficially       From:      Beneficial
                                                                                          Owned at           Direct     Ownership
                                         --------------------------------------------     End of             (D) or     (Instr. 4)
                                                                    (A) or                Month              Indirect (I)
                                           Code      V     Amount    (D)     Price        (Instr. 3 and 4)   (Instr. 4)
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
Common Stock                     8/24/01     S             60,000     D       $12.54
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Common Stock                     8/28/01     M*            50,000     A        $1.75         1,278,100
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
FORM 4 (CONTINUED)               Table II -- Derivative Securities Acquired, Disposed of, or Benficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of    2.Conver-  3.Trans- 4.Tansac-  5.Number of  6.Date Exercis-  7.Title and     8.Price   9.Number   10.Owner-  11.Nature
  Derivative)   sion or    action   tion       Derivative   able and         Amount of       of        of Deri-    ship       of In-
  Security      Exercise   Date     Code       Securities   Expiration       Underlying      Deri-     vative      Form of    direct
 (Instr.3)      Price of  (Month/  (Instr.8)   Acquired     Date             Securities      vative    Secur-      Deriva-    Bene-
                Deri-      Day/                (A) or      (Month/Day/      (Intr. 3         Secu-     ities       tive       ficial
                vative     Year)               Disposed     Year)            and 4)          rity      Benefi-     Security:  Owner-
                Security                       of (D)     ----------------- -------------   (Instr.    cially      Direct     ship
                                               (Instr.3,                            Amount   5)        Owned       (D) or    (Instr.
                                                4 and 5)                            or                 at End      Indirect   4)
                                                          Date       Expir-  Title  Number             of          (I)
                                                          Exer-      ation          of                 Month       (Instr.4)
                                   Code   V     (A)  (D)  cisable    Date           Shares            (Instr.4)
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
Stock Option     $1.75    8/28/01   M*    V   50,000  D  12/27/91   12/26/01 Common 50,000     0          0            0
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Explanation of Responses:
*Pursuant to the Company's stock option plan


        By: /s/ Michael W. Cox          (1)   9/10/01
        -----------------------------------   --------
        **Signature of Reporting Person         Date




(1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

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